Exhibit 99.2
NATIONAL PENN BANCSHARES, INC. WEBCAST PRESENTATION
NITTANY FINANCIAL CORPORATION ACQUISITION
SEPTEMBER 7, 2005

Karen Troutman: We would like to welcome you to National Penn Bancshares, Inc.'s Special Webcast. We’re glad that you are able to join us. Questions will be accepted during the conference call via email. Please use the email button located on the conference call screen to ask your question. Due to time constraints, we may not be able to respond to all of your emails. During this presentation, we will be referring to various slides. The presentation and slides will be available on our Web site as well as filed on Form 8-K with the Securities and Exchange Commission following our Webcast.

This presentation contains forward-looking information that is intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Many of these factors are listed on the slide on your screen. I’ll give you a moment to review the slide. (PAUSE)

Additional information about National Penn and Nittany Financial and where you may find it is identified on the slide on your screen. I will now give you a moment to review the information. (PAUSE)

I would now like to turn today's presentation over to Wayne R. Weidner, Chairman and Chief Executive Officer of National Penn Bancshares.

Wayne Weidner: Thank-you Karen. Joining me today is Glenn Moyer, President of National Penn Bancshares and President and CEO of National Penn Bank, and Gary Rhoads, Treasurer and Chief Financial Officer of National Penn Bancshares.

NATIONAL PENN BANCSHARES, INC. WEBCAST PRESENTATION
NITTANY FINANCIAL CORPORATION ACQUISITION
SEPTEMBER 7, 2005

The purpose of our call is to review National Penn Bancshares' announcement earlier today of our definitive agreement to acquire Nittany Financial Corporation, parent company of Nittany Bank, headquartered in State College, Centre County, Pennsylvania.

I'll ask Glenn Moyer to begin our presentation.

Glenn Moyer: Thank you Wayne.

In our previous communications about our strategic objectives, we have shared with you our goal of growing profitably through both internal and external strategies. As you may recall, our acquisition strategy is to acquire, at a fair price, highly successful organizations with a strong cultural fit, that will enhance our organization’s ability to create sustainable shareholder value.

Our quantitative goals are for acquisitions to be accretive to Earnings Per Share as soon as possible, but not later than the second year after consummation and improve our longer term Earnings Per Share growth rate. In addition to the effect on earnings, acquisitions must maintain the strength of our Balance Sheet, in terms of the quality of the Balance Sheet being acquired, and maintain our capital ratios at "well-capitalized" levels. In addition, we focus on markets with strong demographics where we can specifically target market share growth.

As for qualitative factors, we seek acquisition partners who will enhance the overall franchise value

NATIONAL PENN BANCSHARES, INC. WEBCAST PRESENTATION
NITTANY FINANCIAL CORPORATION ACQUISITION
SEPTEMBER 7, 2005

of National Penn and present opportunities to increase revenue by broadening the products and services of the acquired franchise. We also look for a strong leadership team, particularly at the senior and mid-manager levels, who share compatible community bank delivery philosophies with us and who are committed and incented to continue growing their successful business model.

Our strategic plan calls for us to grow both organically and through acquisition within and contiguous to our primary, geographic footprint and in other high-growth, demographically attractive markets. National Penn has a very successful acquisition record, and is an experienced acquirer of both in market and out of market institutions. Since 1990, we have completed acquisitions of 8 banking institutions and three insurance agencies that have proven to play a key role in the overall strength of National Penn. Today, consistent with our acquisition strategy, we are very pleased to share with you our partnership with Nittany Financial.

Nittany Financial Corporation is a financial services company, with $326.5 million in assets, headquartered in State College, Centre County, Pennsylvania. Since its founding in 1998, the Board and senior leadership team of Nittany have developed a business model that builds on the full service aspects of a commercial bank. As of June 30th, it employed 59 full time employees and achieved an excellent efficiency ratio. Nittany Financial Corporation is the parent company of Nittany Bank, a federally-chartered savings bank, which currently operates 5 offices in the State College area, home of Penn State University.

Nittany Financial is also the parent company of Vantage Investment Advisors, LLC, a registered investment advisory firm with $310 million of assets under management and Nittany Asset

NATIONAL PENN BANCSHARES, INC. WEBCAST PRESENTATION
NITTANY FINANCIAL CORPORATION ACQUISITION
SEPTEMBER 7, 2005

Management, Inc., an investment products and services company.

Since its inception 7 years ago Nittany Bank has built an exceptional financial performance and growth record due to its strong local leadership, brand identity in the State College area and customer-focused approach. The following slide highlights Nittany’s success.

While Nittany is based in a county that is not contiguous to our current marketplace, it is an excellent fit for National Penn. Nittany is similar to National Penn in its rock-solid reputation for honesty, integrity, performance, and focus on the customer. This focus on the customer has resulted in Nittany holding the #2 deposit market share in State College and a #3 deposit share in Centre County. Nittany provides National Penn with the opportunity to enter one of the most exciting Pennsylvania markets.

The State College area is one of the fastest growing regions in the state in terms of job growth. This has contributed to substantial activity in both home sales and new home development in the area. Sixty-six percent of home sales in Centre County in July of this year were in the State College area school district. And, as of last month, more than 6,000 new homes were under review or had been approved by the Centre Region and Centre County planning staff. Centre County’s strong commercial and real estate expansion speaks to two of National Penn’s core strengths. We are looking forward to supporting Nittany’s continued growth and success in this thriving part of Pennsylvania.

NATIONAL PENN BANCSHARES, INC. WEBCAST PRESENTATION
NITTANY FINANCIAL CORPORATION ACQUISITION
SEPTEMBER 7, 2005

We appreciate the unanimous support of the Boards of both Nittany and National Penn to enter into this definitive agreement, and we hope to close the transaction during the 1st Quarter of 2006. By that time, through both additional internal growth and the addition of Nittany, we expect National Penn’s asset base to exceed $5.0 billion.

I would now like to introduce our Chief Financial Officer, Gary Rhoads, to briefly discuss the terms of this acquisition.

Gary Rhoads:  Thank-you Glenn.

The terms of the transaction result in a weighted average price of $41.21 per share of Nittany Financial Corporation stock, payable 70% in National Penn stock and 30% in cash. The exchange ratio is subject to further adjustment as set forth in the definitive agreement based on changes in the market price of National Penn common stock, as set forth on the current slide. This amounts to an aggregate transaction value of approximately $96.5 million, including the value of substitute stock options. The holder of a share of Nittany Financial stock would therefore receive either 1.58 shares of National Penn stock or $42.43 in cash. The five-for-four stock split that National Penn announced on August 24, 2005, with an effective date of September 30, 2005, results in an adjusted exchange ratio of 1.975 shares of National Penn stock. All outstanding Nittany stock options will be converted into National Penn options.

We expect this transaction to be non-dilutive to National Penn’s earnings per share by the end of the first full year of combined operations, and accretive in the second full year of combined operations,

NATIONAL PENN BANCSHARES, INC. WEBCAST PRESENTATION
NITTANY FINANCIAL CORPORATION ACQUISITION
SEPTEMBER 7, 2005

based on what we and the senior management of Nittany believe to be attainable revenue enhancements and cost savings. This transaction relies more on revenue enhancements than on cost savings, much like our Hometowne Heritage acquisition in December 2003. Through Hometowne Heritage, we have demonstrated that we can meet and exceed the revenue enhancement assumptions used in our merger model. Our pro-forma calculations have resulted in our capital ratios remaining at “well-capitalized” levels.

There are 2,270,442 shares of Nittany Financial common stock outstanding and 90,909 options outstanding at an average exercise price of $8.62. Based on a 10-day average closing price per share for National Penn of $25.75, the 70% stock and 30% cash blended acquisition price per share of $41.21 represents 24.8 times Nittany Financial’s trailing twelve months earnings and 3.69 times Nittany Financial’s book value as of June 30, 2005. This represents a 17.7% premium to its recent stock price. Nittany Financial’s June 30, 2005 historical financial data has not been adjusted for recent option exercise. These pricing multiples are in line with the range of other bank transactions in our region announced since January 2003.

This transaction is subject to several conditions and contingencies, including Federal Reserve and Pennsylvania Department of Banking approval and the approval of Nittany Financial Corporations’s shareholders. Under applicable law and regulation, this does not require National Penn Bancshares shareholder approval. As stated, we anticipate closing in the first quarter of next year.

I’ll now turn the presentation over to Wayne Weidner for our concluding comments.

NATIONAL PENN BANCSHARES, INC. WEBCAST PRESENTATION
NITTANY FINANCIAL CORPORATION ACQUISITION
SEPTEMBER 7, 2005

Wayne Weidner: Thank you Gary.

As we have done previously, we are comfortable paying a full, but fair, price for strong partners who will add to the longer term value of our franchise. We will be supporting Nittany’s talented management team as they help National Penn achieve its profitability goals.

We are also thrilled to expand our footprint into this demographically desirable region of Pennsylvania and value the opportunity to do this with a strong, customer-focused community banking franchise like Nittany. Their philosophies and culture are an excellent fit with National Penn’s. We look forward to working with the Nittany team as we provide their customers with the broad range of products and services National Penn offers.

This slide graphically shows the strategic market expansion and extension provided by this acquisition. Following the acquisition, National Penn Bancshares will have 73 offices within our nine county core footprint, one office through our Peoples Bank of Oxford division in Cecil County, Maryland and now, five offices in Centre County, Pennsylvania, for a total of 79 locations.

On a pro-forma basis, Nittany will help National Penn to achieve a combined total of $5.0 billion in assets. Nittany, if the closing occurred today, would bring an additional $260 million in loans and $242 million in deposits, of which 99.6% are core deposits. Vantage Investment Advisors provides an additional $310 million in assets under management to our existing wealth management segment.

This acquisition is an important step in furthering several of our strategic goals. Nittany Bank’s 5

NATIONAL PENN BANCSHARES, INC. WEBCAST PRESENTATION
NITTANY FINANCIAL CORPORATION ACQUISITION
SEPTEMBER 7, 2005

community offices offer us an excellent opportunity to extend our community banking niche into a compelling new market with significant growth potential. We are looking forward to the addition of their leadership and management team, who share National Penn’s strategic philosophies and culture. All of Nittany’s customer-contact staff will continue as part of the Nittany team. While we will be looking to achieve efficiencies by integrating certain backroom operations, we expect limited non-customer contact positions to be eliminated and will provide a full severance program for anyone affected. As we welcome Nittany’s customers, we expect this and our integration experience to make the transition to the National Penn family as seamless as possible. In addition, to make the most of the strength of the Nittany brand identity and reputation in Central Pennsylvania, our plans are to build on the Nittany name for the foreseeable future.

Our strategic goal to expand fee income as a percentage of total revenue will be enhanced by the addition of Vantage Investment Advisors and Nittany Asset Management, Inc. as well as the introduction of National Penn’s specialized products and services to customers throughout the Nittany market area.

Nittany’s exceptional growth and strong returns are complimented by its exceptional asset quality. Nittany has enjoyed strong growth in their loan portfolio as a result of the recent rate environment and the strong real estate market created by the vibrant growth of Penn State University. As of June 30, 2005, Nittany’s non-performing loans were a very respectable .04% of assets. Of vital importance is our mutual commitment to our overarching goal of continuing to build shareholder value for our family of both retail and institutional shareholders.

NATIONAL PENN BANCSHARES, INC. WEBCAST PRESENTATION
NITTANY FINANCIAL CORPORATION ACQUISITION
SEPTEMBER 7, 2005

We believe that the partnership with Nittany will further enhance the incentives for investment in National Penn Bancshares that we have previously identified. These include the geographic location of our franchise in profitable markets and strong commercial relationship growth. Our knowledgeable and experienced board of directors and employee team have produced increased earnings for twenty-seven consecutive years. This has allowed us to increase cash dividends for twenty-seven consecutive years, and to pay a stock dividend or split for twenty-eight consecutive years. Only a small fraction of the publicly traded companies in our country can make that statement. And we believe the actions that we are actively pursuing under our current strategic plan are consistent with our longer term vision.

This completes our prepared remarks. We will now review any questions we may have received during the presentation.

Concluding comment:
In conclusion, we appreciate your interest in our proposed partnership with Nittany Financial. We look forward to communicating with you further about this transaction, which we believe will be positive for both of our organizations. Thank you for joining us and for your on-going interest in National Penn Bancshares.